Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER 2022 RESULTS

Houston, TX — July 27, 2022 — Comfort Systems USA, Inc. (NYSE: FIX) (the “Company”) today reported results for the quarter ended June 30, 2022.

For the quarter ended June 30, 2022, net income was $42.2 million, or $1.17 per diluted share, as compared to $33.0 million, or $0.90 per diluted share, for the quarter ended June 30, 2021. Revenue for the second quarter of 2022 was $1,017.9 million compared to $713.9 million in 2021. The Company reported operating cash flow of $44.6 million in the current quarter compared to $25.4 million in 2021.

Backlog as of June 30, 2022 was $2.81 billion as compared to $2.73 billion as of March 31, 2022 and $1.84 billion as of June 30, 2021. On a same-store basis, backlog increased from $1.84 billion as of June 30, 2021 to $2.54 billion as of June 30, 2022.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are happy to report a remarkably strong second quarter. Unprecedented market conditions resulted in same-store revenue growth of over 24%, driven by increased activity due to strong markets as well as the effect of cost increases in materials, equipment, and other inputs. Thanks to careful planning and superb execution, our teams continue their strong performance for our customers and stakeholders. New work is commencing across our footprint, and our backlog and pipeline remain strong. Cash flow was excellent this quarter despite deploying significant capital to support our growth.”

The Company reported net income of $129.0 million, or $3.57 per diluted share, for the six months ended June 30, 2022, as compared to $59.5 million, or $1.63 per diluted share, in 2021. The first quarter of 2022 included a diluted per share net gain of $1.49 related to the resolution of tax refund claims from years 2016 through 2018 as well as estimated tax benefits from years 2019 through 2021. Without those tax gains related to prior years, our diluted per share earnings for the six months ended June 30, 2022 would have been $2.08. The Company also reported revenue of $1.90 billion for the six months ended June 30, 2022, as compared to $1.38 billion in 2021. Operating cash flow for the six months ended June 30, 2022 was $108.3 million, as compared to $110.1 million in 2021.

Mr. Lane concluded, “In the coming months, we expect continued challenges in the cost and availability of the inputs that we use to serve our customers. Although conditions are hard to predict in the near term, we are reassured by the fact that we have an expert and committed workforce, and as a result we anticipate continued strong earnings and cash flow in the coming quarters. This month marks 25 years since Comfort Systems USA was formed. As we look ahead, our priority is to preserve and grow the best workforce in our industry, so we can continue our legacy of constructing, installing, maintaining, repairing, replacing, and optimizing sustainability for our communities. We are investing in our people and in our business for the long term.”

The Company will host a webcast and conference call to discuss its financial results and position on Thursday, July 28, 2022 at 10:30 a.m. Central Time. The call-in number for this conference call is 1-833-629-0616 and participants should request to join the Comfort Systems USA conference call. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 174 locations in 128 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to applicable securities laws and regulations. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates, and the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of our results or developments in subsequent periods. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; rising inflation and fluctuations in interest rates; shortages of labor and specialty building materials or material increases to the cost thereof; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics (and related impacts, such as vaccine mandates or supply chain disruptions); financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; retention of key management; seasonal fluctuations in the demand for mechanical and electrical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a material information technology failure or a material cyber security breach; risks associated with acquisitions, such as challenges to our ability to integrate those companies into our internal control environment; our ability to manage growth and geographically-dispersed operations; our ability to obtain financing on acceptable terms; extreme weather conditions (such as storms, droughts, extreme heat or cold, wildfires and floods), including as a result of climate change, and any resulting regulations or restrictions related thereto; and other risks detailed in our reports filed with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2022	%	2021	%	2022	%	2021	%
Revenue	$1,017,948	100.0%	$713,895	100.0%	$1,903,164	100.0%	$1,383,656	100.0%
Cost of services	842,956	82.8%	587,440	82.3%	1,575,028	82.8%	1,133,732	81.9%
Gross profit	174,992	17.2%	126,455	17.7%	328,136	17.2%	249,924	18.1%

SG&A	118,724	11.7%	87,549	12.3%	236,500	12.4%	175,763	12.7%
Gain on sale of assets	(383)	—	(491)	(0.1)%	(706)	—	(841)	(0.1)%
Operating income	56,651	5.6%	39,397	5.5%	92,342	4.9%	75,002	5.4%

Interest expense, net	(3,020)	(0.3)%	(1,357)	(0.2)%	(5,146)	(0.3)%	(2,851)	(0.2)%
Changes in the fair value of contingent earn-out obligations	(115)	—	4,581	0.6%	3,973	0.2%	5,767	0.4%
Other income (expense)	(1)	—	161	—	55	—	92	—
Income before income taxes	53,515	5.3%	42,782	6.0%	91,224	4.8%	78,010	5.6%

Provision (benefit) for income taxes	11,269		9,817		(37,784)		18,554
Net income	$42,246	4.2%	$32,965	4.6%	$129,008	6.8%	$59,456	4.3%

Income per share
Basic	$1.17		$0.91		$3.58		$1.64
Diluted	$1.17		$0.90		$3.57		$1.63

Shares used in computing income per share:
Basic	35,970		36,403		36,022		36,345
Diluted	36,073		36,566		36,130		36,533
Dividends per share	$0.140		$0.115		$0.270		$0.230

Supplemental Non-GAAP Information — (Unaudited) (In Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income	$42,246	$32,965	$129,008	$59,456
Tax gains	—	—	(57,255)	—
Tax-related SG&A costs, net of tax	—	—	3,519	—
Net income excluding tax gains	$42,246	$32,965	$75,272	$59,456

Diluted income per share	$1.17	$0.90	$3.57	$1.63
Tax gains	—	—	(1.59)	—
Tax-related SG&A costs, net of tax	—	—	0.10	—
Diluted income per share excluding tax gains	$1.17	$0.90	$2.08	$1.63

Note: Net income excluding tax gains and diluted income per share excluding tax gains are presented because the Company believes they reflect the results of the core ongoing operations of the Company, and we believe they are responsive to frequent questions we receive from third parties. These amounts, however, are not considered primary measures of an entity’s financial results under generally accepted accounting principles, and accordingly, they should not be considered an alternative to operating results as determined under generally accepted accounting principles and as reported by the Company.

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022	%	2021	%	2022	%	2021	%

Net income	$42,246		$32,965		$129,008		$59,456
Provision (benefit) for income taxes	11,269		9,817		(37,784)		18,554
Other expense (income), net	1		(161)		(55)		(92)
Changes in the fair value of contingent earn-out obligations	115		(4,581)		(3,973)		(5,767)
Interest expense, net	3,020		1,357		5,146		2,851
Gain on sale of assets	(383)		(491)		(706)		(841)
Tax-related SG&A costs	—		—		4,455		—
Depreciation and amortization	20,616		15,698		41,453		31,674
Adjusted EBITDA	$76,884	7.6%	$54,604	7.6%	$137,544	7.2%	$105,835	7.6%

Note: The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment, other one-time expenses or gains and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2022	2021
	(Unaudited)

Cash and cash equivalents	$69,129	$58,776
Billed accounts receivable, net	942,208	773,716
Unbilled accounts receivable, net	79,767	61,881
Costs and estimated earnings in excess of billings, net	15,629	29,900
Other current assets, net	131,490	103,048
Total current assets	1,238,223	1,027,321
Property and equipment, net	132,646	128,554
Goodwill	611,000	592,114
Identifiable intangible assets, net	296,538	304,781
Other noncurrent assets	161,215	156,344
Total assets	$2,439,622	$2,209,114

Current maturities of long-term debt	$2,448	$2,788
Accounts payable	293,964	254,788
Billings in excess of costs and estimated earnings	386,258	307,380
Other current liabilities	285,510	271,598
Total current liabilities	968,180	836,554
Long-term debt, net	403,192	385,242
Other long-term liabilities	171,405	181,652
Total liabilities	1,542,777	1,403,448
Total stockholders’ equity	896,845	805,666
Total liabilities and stockholders’ equity	$2,439,622	$2,209,114

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash provided by (used in):
Operating activities	$44,563	$25,422	$108,292	$110,069
Investing activities	$(49,896)	$(5,944)	$(59,265)	$(20,974)
Financing activities	$(41,153)	$(17,935)	$(38,674)	$(90,332)

Free cash flow:
Cash from operating activities	$44,563	$25,422	$108,292	$110,069
Purchases of property and equipment	(11,023)	(5,950)	(20,215)	(10,762)
Proceeds from sales of property and equipment	503	1,032	1,559	1,530
Free cash flow	$34,043	$20,504	$89,636	$100,837

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.